Exhibit (p)(11)

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of Altrinsic Global Advisors, LLC (“Altrinsic”) and to maintain the confidence of clients, including investors in funds it manages (“clients”). Altrinsic’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of Altrinsic, including members, directors, officers and employees, must put the interests of Altrinsic’s clients before their own personal interests and must act honestly and fairly in all respects in dealing with clients. All personnel of Altrinsic must also comply with all applicable Federal Securities Laws.

In recognition of Altrinsic’s fiduciary duty to its clients and Altrinsic’s desire to maintain high ethical standards, Altrinsic has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “’40 Act”). The Code contains provisions designed to (a) prevent improper personal trading by Access Persons of Altrinsic; (2) prohibit the misuse of inside information; (3) identity conflicts of interest and (4) provide a means to resolve any actual or potential conflict of interest.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Altrinsic. If any member, director, officer or employee has any doubt as to the propriety of any activity, they should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code.

II.	DEFINITIONS

Access Person means any Supervised Person (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any client and Reportable Fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

All Supervised Persons are considered Access Persons, except where the CCO has determined that a non-employee director should be deemed not to be an Access Person. If a determination is made that a non-employee director should not be deemed to be an Access Person under this Code, the CCO will document the basis for such determination.

NOTE: A comprehensive list of all Access Persons and Personal Accounts will be maintained and updated periodically by the CCO.

Automatic Investment Plan means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

Federal Securities Laws means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (“SOX”) the ’40 Act, the Advisers Act, Title V of Gramm-Leach Bliley Act, as amended (“GLB”), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act (“BSA”) as it applies to investment advisers and funds, and any rules adopted thereunder by the SEC or by the Department of Treasury.

Initial Public Offering means an offering of securities under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of §13 or §15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration pursuant to §4(d) or §4(6) or to Rules 504, 505 or 506 of the Securities Act.

Personal Account means any account in which an Access Person has any Beneficial Ownership. A Personal Account also includes an account maintained by or for:

•	An Access Person’s spouse/domestic partner and minor children;

•	Any individuals who live in the Access Person’s household and over whose purchases, sales or other trading activities the Access Person exercises control or investment discretion;

•

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

•	Any trust or other arrangement which names the Access Person as a beneficiary, remainderman or trustee; and

•	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control1.

Reportable Security means a security as defined in §202(a)(18) of the Advisers Act except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-ended funds other than Reportable Funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which are Reportable Funds.

Reportable Fund means any registered investment company for which Altrinsic serves as investment adviser, sub-adviser, or whose investment adviser or principal underwrite controls Altrinsic, is controlled by Altrinsic or is under common control with Altrinsic.

Restricted Security means any security that is listed on Altrinsic’s Restricted List.

Supervised Person means any partner, officer, director, member or employee of Altrinsic, or other person who provides investment advice on behalf of Altrinsic and is subject to the supervision and control of Altrinsic.

III.	APPLICABILITY OF CODE

The Code applies to all Personal Accounts of all Access Persons.

IV.	RESTRICTIONS ON PERSONAL INVESTMENT AND OTHER ACTIVITIES

A.	PERSONAL TRADING

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable Federal Securities Laws. Personal securities transactions by Access Persons may be effected only in accordance with the provisions of this Code.

2.	General Prohibition on Personal Trading. Except for sale transactions in Reportable Securities that have been pre-cleared pursuant to §IV(A)(3) below, Access Persons are prohibited from engaging in purchases in Reportable Securities except for Exchange Traded Fund (“ETFs”), closed-ended funds and Master Limited Partnerships (“MLPs”), which must be pre-cleared pursuant to §IV(A)(3) below. This prohibition includes the acquisition of Beneficial Ownership of Reportable Securities offered through IPOs and Limited Offerings.

3.	Duplicate Statements and Confirmations for Personal Accounts. Each Access Person, other than a non-employee director that the CCO has determined is not an Access Person for the purposes of this Code, is required to instruct his/her broker dealer or financial institution that maintains accounts which hold or may hold Reportable Securities for the Beneficial Ownership of the Access Person, to send no less frequently than quarterly, duplicate statements and confirmations for the accounts to the CCO.

4.	Preclearance of Transactions in Personal Accounts. An Access Person must obtain the prior written approval of the CCO before engaging in any transaction involving the (a) disposition or sale of any Reportable Security held in a Personal Account prior to the Access Person’s date of hire or (2) the purchase or sale of ETFs , closed-ended funds or MLPs. Such transactions include the dispositions of Reportable Securities through IPOs and Limited Offerings.

The CCO may approve the transaction if the CCO concludes that the transaction would comply with the provisions of this Code, is not likely to have any adverse economic impact on clients and the security is not a Restricted Security. A request for preclearance must be made by completing the Preclearance Form (Attachment 1) and submitting it to the CCO in advance of the contemplated transaction.

Any approval given under this paragraph will remain in effect until close of business of the business day following the day it is granted, unless otherwise expressly stated.

5.	Exception from Preclearance Requirements. The requirements of §IV(A)(3) above shall not apply to the following:

a.	Purchases and sales of Reportable Securities which are part of an Automatic Investment Plan;

b.	Purchases and sales of Reportable Securities that are non-volitional on the part of the Access Person such as sales that are made pursuant to a merger, tender offer or exercise of rights; and

c.	Purchases and sales of Reportable Securities effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account, trust managed by third party, etc.).

6.	Reporting.

a.	Holding Reports

i.	Initial Holding Report – No later than ten (10) days after commencement of employment with Altrinsic or otherwise becoming an Access Person, each Access Person must submit to the CCO a signed and dated Initial Employee Questionnaire (Attachment 2). The sections of the Initial Employee Questionnaire relating to personal securities holdings must contain the following information (current as of a date not more than 45 days prior to the date of the report):

a)	The title, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b)	The name of any broker-dealer or financial institution with which the Access Person maintains a Personal Account; and

c)	The date that the report is submitted by the Access Person.

In lieu of listing the title, number of shares and principal amount of each Reportable Security, the Access Person may provide brokerage or account statements provided they contain the same information required to be reported in the Initial Holdings Report.

ii.	Annual Holdings Report – No later than thirty (30) days after calendar year-end, each Access Person must submit to the CCO a signed and dated Annual Holdings/Activities Report (Attachment 3). The Annual Holdings/Activities Report must contain the following information (current as of a date not more than 45 days prior to the date of the report):

a)	The title, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b)	The name of any broker-dealer or financial institution with which the Access Person maintains a Personal Account; and

c)	The date that the report is submitted by the Access Person.

Provided the Access Person has instructed his/her broker dealer or financial institution to send, no less frequently than quarterly, duplicate statements and confirmations directly to the CCO, the Access Person will not be required to provide the information required under §IV(A)(5)(a)(ii)(a) above.

b.	Quarterly Report of Personal Securities Transactions – No later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a Quarterly Report of Personal Securities Transactions (Attachment 4) to the CCO listing all transactions during the previous calendar quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership. If an Access Person effected no transactions in Reportable Securities during the previous calendar quarter but maintains Personal Accounts, he/she is required to submit a report indicating that there were no transactions.

c.	Exceptions to Reporting Requirements.

i.	An Access Person need not submit any transaction reports with respect to transactions effected in Reportable Securities held in accounts over which the Access Person has no direct influence or control;

ii.	An Access Person need not submit any transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan; and

iii.	An Access Person need not submit any transaction reports with respect to transactions effected in Reportable Securities provided the Access Person has instructed his/her broker dealer or financial institution to send, no less frequently than quarterly, duplicate statements and confirmations to the CCO and has confirmed that the CCO is receiving such statements and confirmations.

7.	Confidentiality. All reports of personal securities transactions filed pursuant to the Code shall be treated as confidential to the extent permitted by law.

B.	OUTSIDE BUSINESS ACTIVITIES

1.	Service on Boards of Directors. A Supervised Person shall not serve as director (or similar position) on the board or as an officer of any company, public or private, unless the Supervised Person has received written approval from the CCO and Altrinsic has adopted policies to address such service as needed.

Any non-employee director is not required to obtain approval to serve as set forth above but must report such service to the CCO.

2.	Outside Employment. Any outside employment of a Supervised Person must be approved by the CCO and the Chief Operating Officer (“COO”).

3.	Confidentiality. All reports of outside business activities filed pursuant to the Code shall be treated as confidential to the extent permitted by law.

C.	BUSINESS GIFTS AND ENTERTAINMENT

1.	Gifts. Supervised Persons, other than any non-employee director who is not acting on behalf of Altrinsic, are prohibited from accepting or giving gifts greater than $100 in value, in the aggregate, annually, from or to any person or company that does business with or is seeking to do business with Altrinsic, or an investment company or a private investment vehicle managed by Altrinsic.

Promotional items of nominal value that display a company logo are not deemed to be gifts. In addition, gifts for milestones are permissible, if of a nominal value.

Gifts of cash (or equivalents, such as gift certificates), securities, loans to or from a person or company with whom Altrinsic has a potential or actual business relationship, are expressly prohibited.

2.	Entertainment. Unsolicited business entertainment, including meals or tickets to cultural, sporting or other events, are permitted if they are of reasonable value and frequency. Business entertainment means being accompanied by the representative of the business (whether it is Altrinsic entertaining a client or a company who conducts, or wishes to conduct, business with Altrinsic).

All gifts and entertainment must be reported to the CCO and logged in Altrinsic’s Gifts and Entertainment Log.

D.	POLITICAL CONTRIBUTIONS

Altrinsic may, from time to time, provide or seek to provide investment supervisory services to certain government entities, which may include foreign government entities as well as US government entities and state and local government entities. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering Altrinsic’s current or anticipated business relationships as a factor in soliciting political contributions. Supervised Persons may made direct or indirect political contributions or other campaign contributions to individuals or organizations only with the prior written approval of the CCO.

1.	Initial Report of Political and Campaign Contributions. Prior to the commencement of employment with Altrinsic, each Supervised Person must submit to the CCO a signed and dated Initial Report of Political and Campaign Contributions (Attachment 5) outlining direct or indirect political contributions within the past two (2) years.

2.	Political Contribution Preclearance. Prior to making any political or other campaign contribution, a request must be made by completing the Political Contribution Preclearance Form (Attachment 6) and submitted it to the CCO. The CCO will determine whether such contribution may substantially or materially interfere with the employee’s bona fide job performance or the working relationship between the employee and Altrinsic.

3.	Quarterly Report of Political and Campaign Contributions. No later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a Quarterly Report of Political and Campaign Contributions (Attachment 7) to the CCO.

4.	Confidentiality. All reports of political and other campaign contributions filed pursuant to the Code shall be kept confidential to the extent permitted by law.

The requirements of this section do not apply to any non-employee director who is not involved in the solicitation or marketing of services to government entities.

V.	INSIDER TRADING

A.	STATEMENT OF POLICY

Persons associated with Altrinsic (including but not limited to shareholders, partners, members, officers, directors, employees, consultants and independent contractors) are prohibited from trading, either personally or on behalf of others, including client accounts managed by Altrinsic (“client accounts”), in any security or security-based derivative position on the basis of material, non-public information in violation of the law. In addition, persons associated with Altrinsic are prohibited from communicating material, non-public information to any person (including Adviser personnel) in violation of the law. This prohibited conduct is frequently referred to as “insider trading”. Altrinsic’s policy applies to Altrinsic and persons associated with Altrinsic. It extends to activities within and outside their duties at Altrinsic. Any questions regarding this policy should be referred to the CCO.

The term “insider trading” is not defined in Federal Securities Laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or to communications of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider while in possession of material, non-public information;

•

Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	Communicating material, non-public information to others.

B.	ELEMENTS OF INSIDER

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee and the employees of such organizations. In addition, Altrinsic may become an insider of a company it advises or for which it performs other services.

2.	What is Material Information?

Trading on non-public information is not a basis for liability unless the information is material. Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:

•	Earnings information;

•	Mergers, acquisitions, tender offers, joint ventures or changes in assets;

•	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	Change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•

Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);

•	Bankruptcies or receiverships; or

•	Information concerning a proposed private offering (private investment in public equity (“PIPE”).

Material information does not have to relate directly to a company’s operations. For example, in Carpenter v. U.S, 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal (“WSJ”) reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

3.	What is Non-Public Information?

Information is non—public until it has been effectively disseminated to the market place. For example, information found in a report filed with the SEC, a court docket, or appearing on the Internet, in Bloomberg, Dow Jones, Thomson/Reuters Economic Services, the WSJ or other publications of general circulation would be considered public.

C.	CIRCUMSTANCES IN WHICH YOU MAY OBTAIN MATERIAL, NON-PUBLIC INFORMATION

Material, non-public information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, non-public information through:

•	Meetings with company representatives such as “one-on-one” or other discussions with company executives such as directors);

•	Serving as a director of a company;

•	Participation in industry meetings;

•	Discussions with industry experts or insider employees;

•	Interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

•	Family or personal relationships with insiders or others in the financial services industry;

•	Participation on creditor committees;

•	Brokerage relationships providing invitations and access to “PIPE” transactions;

•	The ownership of debt and equity securities of the same issuer;

•	Interactions with clients (including private fund investors) who are corporate insiders; or • Interaction with other persons in the financial services industry.

This list is not exhaustive and material, non-public may be obtained through other means.

D.	ESTABLISHING INSIDER TRADING LIABILITY

There are two main theories with respect to establishing insider trading liability, the Fiduciary Duty Theory and Misappropriation Theory.

1.	Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, non-public information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternative theories under which non-insiders can acquire the fiduciary duties of the insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

2.	Misappropriation Theory

Insider trading liability is also established when trading occurs on material, non-public information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information, by defrauding such person of the exclusive use of such information. For example, in US v O’Hagan, 117 S. Ct. 2199 (1997), the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

E.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, non-public information are severe - both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Civil penalties include, but are not limited to:

•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the person actually benefitted;

•

Fines for the employer or other controlling person of up to the greater of $1 MM or three times the amount of the profit gains or loss avoided, if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and

•	Prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management; and

•	Criminal penalties.

F.	PROCEDURES TO IMPLEMENT ALTRINSIC’S POLICY AGAINST INSIDER TRADING

Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult with the CCO.

1.	Steps to Take if in Possession of Material, Non-Public Information.

If you believe that information in your possession is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO;

•	Do not purchase or sell the securities on behalf of yourself or others, including private client accounts managed by Altrinsic; and

•	Do not communicate the information inside or outside Altrinsic (including to existing or prospective clients) other than the CCO.

After the CCO has reviewed the issue and consulted with counsel as appropriate, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade based on and communicate the information.

2.	Restricting Access to Material Non-Public Information.

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Altrinsic, except as provided above. All employees should take appropriate measures to prevent the flow of such material, non-public information from personnel of Altrinsic to others within the organization to the extent possible. Such measures may include, but are not limited to:

•	Sealing files containing material, non-public information;

•	Physically isolating from other personnel of Altrinsic the person or persons who have or who may be in receipt of material, non-public information; and

•	Restricting access to computer files containing material, non-public information.

3.	Personal Securities Trading.

Altrinsic’s Code contains restrictions on the personal securities trading of Access Persons. A personal securities transaction that would otherwise be permissible under the Code is not permissible under this policy if the Access Person is in possession of material, non-public information.

4.	Recordkeeping.

The CCO shall prepare and retain a written report detailing any matter reported to her in accordance with this policy and the resolution thereof.

VI.	RECORDKEEPING

Compliance shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the SEC upon request:

•	A copy of the Code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

•

A record of any violation of the Code and of any action taken as a result of such violation shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs, the first two years in an easily accessible place;

•

A copy of (i) each written acknowledgement of receipt of the Code for each person who is currently, or within the past five (5) years was, a Supervised Person and (ii) each report made by an Access Person pursuant to the Code, and any brokerage or account statements shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the last entry was made on such record, the first two (2) years in an easily accessible place;

•

A list of all Access Person who are required, or within the past five (5) years were required, to make reports under the Code, and all persons who are responsible for reviewing such reports pursuant to the Code shall be maintained in an easily accessible place;

•

A copy of any report furnished to the Board of any registered investment company to which Altrinsic provides advisory services pursuant to §VII below shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which the last entry was made on such record, the first two (2) years in an easily accessible place; and

•	A record of any decision and supporting reasons, as needed, for approving a pre-clearance request for at least five (5) years after the end of the fiscal year in which the approval is granted.

VII.	REPORTS TO THE BOARDS OF REGISTERED INVESTMENT COMPANIES

No less frequently than annually, Altrinsic will furnish to the Board of Directors or Trustees of any registered investment company (the “Board”) to which Altrinsic provides advisory or sub-advisory services a written report that:

•

Describes any issues arising under this Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures relating to the registered investment company and sanctions imposed in response to the material violations; and

•	Certifies that Altrinsic has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII.	OVERSIGHT OF THE CODE OF ETHICS

The CCO is responsible for the oversight of this Code and for ensuring that all Access Persons have a current version of it. Upon employment, the CCO will provide new Supervised Persons with a copy of the Code. Additionally, whenever there is a material change to the Code, but no less frequently than annually, the CCO shall distribute a copy of the Code to all Supervised Persons. All Supervised Persons will be required to acknowledge, in writing, receipt and understanding of the Code and affirm that they will adhere to its requirements. A Policy Acknowledgement Form and is attached (Attachment 8).

A.	REVIEW OF TRANSACTIONS

Each Access Person’s personal securities transactions in Reportable Securities will be reviewed no less frequently than quarterly. At the time preclearance is requested, all transactions will be compared to current or planned transactions in client accounts and against the Restricted List. On a quarterly basis, the CCO will review all transactions in Reportable Securities to ensure that the Access Person satisfied the preclearance requirements of this Code.

B.	AUTHORITY TO EXEMPT TRANSACTIONS

The CCO has the authority to exempt any Supervised Person or any personal securities transactions in Reportable Securities from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any client interests and is consistent with Altrinsic’s obligations under the Advisers and ’40 Acts. The CCO will prepare a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

C.	SANCTIONS

Altrinsic’s executive management, with the advice of counsel, when appropriate, at their discretion, shall consider reports made to them by the CCO regarding violations of this Code and may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, fines, disgorgement of profits, suspension of trading privileges, suspension or termination of employment and/or reporting the Access Person to the appropriate authorities who may impose criminal or civil penalties.

D.	FORM ADV DISCLOSURE

The CCO shall ensure that Altrinsic’s Form ADV describes the Code, offers to provide a copy of the Code to any client or prospective client upon request and provide such copy upon each request.

IX.	COMPLIANCE REVIEW

No less frequently than annually, the CCO shall review this Code and make all changes necessary and appropriate due to changes in regulatory requirements and the business activities of Altrinsic.

Effective: April 18, 2013

Attachment 1

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL SECURITIES ACCOUNTS

Access Persons1 must complete this Pre-Clearance Form prior to engaging in any personal securities transactions in Reportable Securities, as defined in the Altrinsic Global Advisors, LLC (“Altrinsic”) Code of Ethics.

Investment Information

Issuer:

Equity Investments (including closed-ended funds, ETFs and MLPs)

Type (Circle One):	Common	Preferred	ETF	Other
C/E Fund
Number of Shares/Units:

Debt Investments

Interest Rate:

Maturity Date:

Transaction Information

Type (Circle One):	Purchase	Sale
Anticipated Trade Date:
Broker-Dealer/Bank:

Is the investment an initial public offering? (Circle One)			Yes	No
Is the investment a private placement or investment opportunity of limited availability? (Circle One)			Yes	No

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material, non-public information. I understand that pre-clearance will only be in effect for twenty-four (24) hours from the time it is granted. If I do not effect the transaction during that time period, I understand that I must submit an updated pre-clearance request.

Employee Signature:

Employee Name:

Date:

Disposition of Pre-Clearance Request

Is the investment a security on Altrinsic’s Restricted List? (Circle One)	Yes	No
Is the investment permitted under Altrinsic’s Code of Ethics? (Circle One)	Yes	No
Is the firm currently trading in this security for clients? (Circle One)	Yes	No

Approved:	Denied:

Chief Compliance Officer, or designee:

Date:

Attachment 2

INITIAL EMPLOYEE QUESTIONNAIRE

Name:

1.	Identify household members (including spouse/domestic partner, children and other immediate family members living in your household):

2.	List all securities accounts maintained with a broker-dealer, bank or investment manager in which you, your spouse/domestic partner, children, immediate family member residing in your household, or any other person with whom you have or share a pecuniary interest, have a beneficial interest (“personal securities accounts”). Attach a copy of a recent statement, current within 45 days of the date of this questionnaire.

If you do not maintain any personal securities accounts, please respond ‘None’.

FIRM	ACCOUNT NAME	ACCOUNT NUMBER

Please explicitly identify any accounts holding any of the following funds:

•	Northern Trust Multi-Manager International Equity Fund

•	Nuveen International Select Fund

•	Nuveen International Fund

3.	List all interests in any securities or other investments not included on your securities statements, e.g. private placements, limited partnerships, etc. in which you, your spouse/domestic partner, children, immediate family member residing in your household, or any other person with whom you have or share a pecuniary interest, have a beneficial interest. If you do not have any securities or investments outside of those on your personal securities accounts’ statements, please respond ‘None’.

SECURITY/INVESTMENT	# OF SHARES HELD/% INTEREST

4.	Please list all outside employment and business activities in which you engage. If you do not have outside employment or business activities, please respond ‘None’.

Please note all outside employment and business activities must be approved by the Chief Operating Officer prior to engaging in the activity.

5.	Please list all Director, Officer, Trustee, Member, Partner or other capacities in which you serve for another entity. If you do not serve in any capacity for any other entity, please respond ‘None’.

Please note that any future position with another entity must be approved by the Chief Compliance Officer prior to accepting the position.

FOR EMPLOYEES OF ALTRINSIC GLOBAL ADVISORS (AUSTRALIA) PTY LTD. ONLY

1.	List all sports and non-investment related spread betting accounts in which you, your spouse/domestic partner, children, immediate family member residing in your household, or any other person with whom you have or share a pecuniary interest, have a beneficial interest. If you do not have any such accounts, please respond ‘None’.

FIRM	ACCOUNT NAME	ACCOUNT NUMBER

Employee Signature:

Employee Name:

Date:

This questionnaire must be completed, signed and returned to the Chief Compliance Officer no later than ten (10) days after commencing employment with Altrinsic Global Advisors, LLC.

Attachment 3

ANNUAL HOLDINGS/ACTIVITIES REPORT

Rule 204A-1(b)(ii)(B) requires that all Access Persons submit a holdings report at least once each twelve (12) month period and the information must be current as of a date no more than 45 days prior to the date of the annual holdings report. The holding report must contain the following information:

a.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

c.	The date the access person submits the report.

For those securities held in accounts for which the employee’s broker-dealer, bank or investment manager has been instructed to send, no less frequently than quarterly, statements and confirmations directly to the Chief Compliance Officer (“CCO”), completion of this report will satisfy the annual holdings report requirement. No additional statements need be attached to the report.

1.	List all securities accounts maintained with a broker-dealer, bank or investment manager in which you, your spouse/domestic partner, child, other immediate family member residing in your household or any person with whom you share a pecuniary interest have a beneficial interest (“personal securities accounts). If you do not maintain any personal securities accounts, please respond ‘None’.

FIRM	ACCOUNT NAME	ACCOUNT NUMBER

2.	List all securities and investment vehicles not included on your personal securities accounts’ statements, e.g. private placements, limited partnerships, etc. in which you, your spouse/domestic partner, child, other immediate family member residing in your household or any person with whom you share a pecuniary interest have a beneficial interest. If you do not hold any interest in securities and investment vehicles not included on your personal securities accounts’ statements, please respond ‘None’.

SECURITY/INVESTMENT # OF SHARE/% INTEREST	TICKER SYMBOL/CUSIP(IF APPLICABLE)

FOR EMPLOYEES OF ALTRINSIC GLOBAL ADVISORS (AUSTRALIA) PTY LTD.ONLY

3.	List all sports and non-investment related spread betting accounts in which you, your spouse/domestic partner, child, other immediate family member residing in your household or other person with whom you share a pecuniary interest have a beneficial interest. If you do not maintain any sports and non-investment related spread betting accounts, please respond

‘None’.

FIRM	ACCOUNT NAME	ACCOUNT NUMBER

I certify that the above listed accounts and securities/investments represent all personal securities holdings in which I, my spouse/domestic partner, child, other immediate family member residing in my household or other person with whom I share a pecuniary interest have a beneficial interest.

Employee Signature:

Employee Name:

Date:

This report must be completed, signed and returned to the CCO no later than 30 days after the year-end date.

Attachment 4

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Rule 204A-1(b)(2) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires that each Access Person1 report, within 30 days of the end of each calendar quarter, all personal securities transactions in Reportable Securities, as defined in the Code of Ethics, during the quarter. Each transaction report must contain, at a minimum, the following information:

•

The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Access Person submits the report.

Transaction reports do not need to be submitted for:

•	Any account in which the adviser or any Access Person has no direct or indirect influence or control; or

•	Transactions effected pursuant to an automatic investment plan.

Additionally, a transaction report does not need to be submitted if the report would duplicate information contained in broker trade confirmations or account statements provided that the Access Person’s broker-dealer, bank or investment manager has been instructed to send, no less frequently than quarterly, duplicate statements and confirmations directly to the Chief Compliance Officer (“CCO”).

As you maintain personal securities accounts, and have not directed your broker-dealer, bank or investment manager to send, no less frequently than quarterly, duplicate statements and confirmations directly to the CCO, please complete the below information and attach all required supporting documentation:

Printed Name of Access Person

Altrinsic Global Advisors, LLC      |      8 Sound Shore Drive, Greenwich, CT 06830      |      P. 203.661.0030  F. 203.661.7161

☐	YES, I have had personal securities transactions within the past quarter as reported on: (check those that apply)

☐	the attached page/or monthly brokerage statements (must attach statements for each month of the quarter); or

☐	the attached report

☐	NO, I have had no personal securities transaction(s) in the past quarter.

I certify that the personal securities transactions listed on the attached represent all personal securities transactions effected by me during the calendar quarter ended                         .

Employee Signature:

Employee Name:

Date:

This report must be completed, signed and returned, with all required supporting documentation, to the CCO no later than 30 calendar days after the quarter-end date.

[1]	For purposes of our Code of Ethics, all Supervised Persons/employees are deemed to be Access Persons.

Altrinsic Global Advisors, LLC      |      8 Sound Shore Drive, Greenwich, CT 06830      |      P. 203.661.0030  F. 203.661.7161

Attachment 5

INITIAL REPORT OF POLITICAL AND CAMPAIGN CONTRIBUTIONS

On July 1, 2010, the US Securities and Exchange Commission (“SEC”) adopted new Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act (“Advisers Act”) aimed at curtailing pay-to-play practices by investment advisers that seek to manage assets of state and local governments. The Rule restricts the contribution and solicitation practices of investment advisers and certain of their related persons, and poses significant consequences for slip-ups. The Rule seeks to protect the beneficiaries of invested state and municipal assets, such as state and municipal pension plans and their participants, by curtailing the ability of investment advisers to use political contributions to influence those governmental officials responsible for the hiring of investment advisers otherwise known as pay-to-play practices. Specifically, under the Rule:

•

If an adviser or “covered associate“[1] of the adviser makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, then the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter, otherwise known as a “time-out” period;

•

An adviser or covered associate is prohibited from paying (or agreeing to pay), directly or indirectly, any person to solicit a government entity for advisory services on behalf of the adviser unless the person making the solicitation is a regulated person or an executive officer, general partner, managing member (or person with similar status or function), or employee of the adviser; and

•

An adviser or covered associate is prohibited from coordinating or soliciting a person or PAC to contribute to an official of a government entity to which the adviser provides or seeks to provide advisory services or make a payment to a political party of a state or locality in which the adviser provides or seeks to provide advisory services to a government entity.

The Rule specifically includes a blanket prohibition restricting all advisers and their covered associates from doing anything indirectly which, if done directly, would violate the Rule. Additionally, the prohibitions under the Rule apply to a firm if a newly hired covered associate has made a non-exempt contribution within the proscribed period.

In light of the proposed rule, Altrinsic Global Advisors, LLC (“Altrinsic”) requires that all prospective employees report political and campaign contributions in order to determine whether such activity may substantially or materially interfere with the employee’s bona fide job performance or the working relationship between the employee and Altrinsic. Accordingly, please complete the below:

☐ YES, I have made direct or indirect political or other campaign contributions within the last two years to the following person(s) and/or entities:

DATE	INDIVIDUAL/ORGANIZATION	AMOUNT

☐	NO, I have not made any direct or indirect political or other campaign contributions within the last two years.

Employee Signature:

Employee Name:

Date:

This report must be completed, signed and returned to the Chief Compliance Officer no later than ten (10) days after beginning employment with Altrinsic

[1]	For the purposes of Rule 206(4)-5, all supervised persons/employees are deemed to be covered associates.

Attachment 6

POLITICAL CONTRIBUTION PRE-CLEARANCE FORM

On July 1, 2010, the Securities and Exchange Commission (“SEC”) adopted new Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) aimed at curtailing pay-to-play practices by investment advisers that seek to manage assets of state and local governments. The Rule restricts the contribution and solicitation practices of investment advisers and certain of their related practices, and poses significant consequences for slip-ups. The Rule seeks to protect the beneficiaries of invested state and municipal assets, such as state and municipal pension plans and their participants, by curtaining the ability of investment advisers to use political contributions to influence those government officials responsible for the hiring of investment advisers otherwise known as pay-to-play practices. Specifically, under the Rule:

•

If an adviser or “covered associate“[1] of the adviser makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, then the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter, otherwise known as a “time-out” period;

•

An adviser or covered associate is prohibited from paying (or agreeing to pay), directly or indirectly, any person to solicit a government entity for advisory services on behalf of the adviser unless the person making the solicitation is a regulated person or an executive officer, general partner, managing member (or person with similar status or function), or employee of the adviser; and

•

An adviser or covered associate is prohibited from coordinating or soliciting a person or political action committee (“PAC”) to contribute to an official of a government entity to which the adviser provides or seeks to provide advisory services or make a payment to a political party of a state or locality in which the adviser provides or seeks to provide advisory services to a government entity.

The Rule specifically includes a blanket prohibition restricting all advisers and their covered associates from doing anything indirectly which, if done directly, would violate the Rule. Additionally, the prohibitions under the Rule apply to a firm if a newly hired covered associate has made a non-exempt contribution within the proscribed period.

Accordingly, Altrinsic Global Advisors, LLC (“Altrinsic”) requires that all employees pre-clear political and campaign contributions in order to determine whether such activity may substantially or materially interfere with Altrinsic’s investment advisory business. Please complete the following information regarding your proposed political contribution:

Name of Politician or Political Organization:

I am eligible to vote for this individual:	Yes	No

USD Amount of Contribution:

Employee Signature:

Employee Name:

Date:

Approved:

Denied:

Chief Compliance Officer Signature:

Date:

[1]	For the purposes of Rule 206(4)-5, all supervised persons/employees are deemed to be covered associates.

Attachment 7

QUARTERLY REPORT OF POLITICAL AND CAMPAIGN CONTRIBUTIONS

On July 1, 2010, the US Securities and Exchange Commission (“SEC”) adopted new Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act (“Advisers Act”) aimed at curtailing pay-to-play practices by investment advisers that seek to manage assets of state and local governments. The Rule restricts the contribution and solicitation practices of investment advisers and certain of their related persons, and poses significant consequences for slip-ups. The Rule seeks to protect the beneficiaries of invested state and municipal assets, such as state and municipal pension plans and their participants, by curtailing the ability of investment advisers to use political contributions to influence those governmental officials responsible for the hiring of investment advisers otherwise known as pay-to-play practices. Specifically, under the Rule:

•

If an adviser or “covered associate“[1] of the adviser makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, then the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter, otherwise known as a “time-out” period;

•

An adviser or covered associate is prohibited from paying (or agreeing to pay), directly or indirectly, any person to solicit a government entity for advisory services on behalf of the adviser unless the person making the solicitation is a regulated person or an executive officer, general partner, managing member (or person with similar status or function), or employee of the adviser; and

•

An adviser or covered associate is prohibited from coordinating or soliciting a person or PAC to contribute to an official of a government entity to which the adviser provides or seeks to provide advisory services or make a payment to a political party of a state or locality in which the adviser provides or seeks to provide advisory services to a government entity.

The Rule specifically includes a blanket prohibition restricting all advisers and their covered associates from doing anything indirectly which, if done directly, would violate the Rule.

In light of the rule, Altrinsic requires that all employees preclear, in writing, proposed direct and indirect political contributions and to confirm, on a quarterly basis, whether they have made direct or indirect political contributions.

Accordingly, please list below all direct and indirect political contributions which you have made during the previous quarter, regardless of whether or not they were precleared:

            I have made direct or indirect political contributions within during the previous quarter to the following persons/entities:

INDIVIDUAL/ORGANIZATION	DATE	AMOUNT

            I have not made any direct or indirect political or other campaign contributions within the previous quarter.

Employee Signature:

Employee Name:

Date:

This Report is to be signed, dated and returned to the Compliance Department within 30 days of each quarter’s end.

[1]	For purposes of Rule 206(4)-5, all supervised persons/employees are deemed to be covered associates.

Attachment 8

POLICY ACKNOWLEDGEMENT FORM

I confirm that I have received a copy of each of the following Altrinsic Global Advisor, LLC (“Altrinsic”) policies:

•	Compliance Manual effective January 1, XXXX, including all attachments;

•	Compliance Addendum for Altrinsic UK Ltd. effective January 1, XXXX, if applicable;

•	Compliance Addendum for Altrinsic Australia Pty. Ltd. effective January 1, XXXX, if applicable; and

•	Code of Ethics effective January 1, XXXX.

I have read and understand each of the above policies. I accept and agree to comply with these policies and the rules and restrictions stated therein.

Employee Signature:

Employee Name:

Date: